EXHIBIT 2

Presentation to:

Yadkin Valley Company

William J. Wagner, CPA	Matthew H. Paramore
Managing Director	Assistant Vice President

HOWE BARNES INVESTMENTS, INC.

4000 WestChase Boulevard, Suite 110

Raleigh, NC 27607

Phone: 800-638-4250

Fax: 919-424-0110

bwagner@howebarnes.com

September 28, 2005

Table of Contents

Contents

1	Yadkin Valley Company Overview	3

2	Valuation	9

3	Pro Forma Analysis	21

2

1. Yadkin Valley Company Overview

3

Company Overview

•	Yadkin Valley Company (“YAVL”) is the parent holding company of Yadkin Valley Life Insurance Company, which is engaged in the business of reinsuring credit life insurance policies

•	It assumes the risks of up to $25,000 on each credit life insurance policy

•	It reinsures Triangle Life Insurance Company policies sold through:

•	Southern Bank and Trust Company, Mount Olive, North Carolina

•	The Fidelity Bank, Fuquay-Varina, North Carolina

•	The Heritage Bank, Lucama, North Carolina

•	100% of YAVL’s non-investment revenue is derived from the 3 affiliated banks above

•	Nearly all of YAVL’s assets are equity securities of the following companies:

•	First Citizens BancShares Inc., Raleigh, North Carolina

•	First Citizens Bancorporation, Inc., Columbia, South Carolina

•	Heritage BancShares, Inc., Lucama, North Carolina

•	YAVL does not have any employees

•	The company is managed by American Guaranty Insurance Company

•	All of the companies referenced above are controlled by the Holding family

•	The Holding family owns or controls over 68% of YAVL’s shares (per Management)

4

Selected Financial Trends

Source: SNL Financial, LC and public filings

5

Selected Financial Trends Per Share

Source: SNL Financial, LC and public filings

6

Investment Considerations

•	YAVL is a small company in terms of assets and revenue

•	YAVL’s assets are significantly greater than its revenue and net income

•	YAVL’s business is reinsuring an insurance product that is out of favor

•	It is our understanding that many banks have replaced or are replacing credit life insurance with debt cancellation insurance to mitigate certain regulatory issues

•	YAVL’s policy revenue has declined significantly and is expected to continue to decline as banks have not focused on credit life insurance sales

•	YAVL offers only one product and operates in only one state

•	YAVL relies on three banks, with which it shares a common control relationship, for 100% of its business

•	YAVL’s assets have a low current yield

•	The weighted average yield is 0.27%

•	YAVL has never paid a dividend

•	YAVL has large inside ownership (greater than 68%)

•	YAVL has very limited liquidity

7

Trading Market

•	YAVL is dually listed on the OTC Bulletin Board and the pink sheets

•	A review of transfer records for the last two years indicates that all activity is either:

•	Transfers in or out of street name

•	Transfers to related parties

•	Purchases by YAVL or related entities

•	Management is unaware of a sale between unrelated parties on the open market

•	Although there are three recorded trades on the open market in the last two years, the data is unreliable

•	Trades on the OTC Bulletin Board are often double counted (once for a sale into a dealer’s inventory and again for a sale to a third party)

•	The only significant or known buyer for YAVL’s common stock is the company itself

•	Below is a schedule of the YAVL’s repurchases in 2005:

Date	Shares	Price
04/20/05	2	$53.00
04/21/05	2	$53.00
05/19/05	36	$54.00
06/21/05	62	$62.00

Total / Wtd. Avg.	102	$58.82

8

2. Valuation

9

Valuation Overview

•	YAVL has engaged Howe Barnes Investments, Inc. (“HBI”) to assist it in a going private transaction. YAVL intends to deregister its common stock from the SEC to avoid the filing requirements of the SEC and avoid the large expected increase in compliance costs due to Sarbanes-Oxley.

•	YAVL anticipates reducing its shareholders of record below 300 by executing a reverse stock split (the “Transaction”). All fractional shares created in the reverse stock split would be cashed out.

•	YAVL has asked us as investment bankers to (i) render an opinion as to the fairness, from a financial point of view, to the Company’s common shareholders of the consideration to be received in the Transaction or (ii) advise the Board of Directors that it is unable to render such an opinion due to the inadequacy of the consideration.

•	HBI considered the following three valuation methodologies:

•	Market

•	Income

•	Net asset value

•	In addition, HBI considered an appropriate discount for lack of marketability as well as:

•	Recent prices paid by the company to repurchase shares of its common stock

•	Premiums paid over the trading price by financial services companies in going private transactions

10

Market Approach to Value

•	Comparable Publicly Traded Companies Methodology

•	Could not identify any publicly traded company comparable to YAVL due to its unique attributes discussed earlier

•	YAVL has one highly specialized line of business, no employees and minimal profitability

•	YAVL is a very small company relative to other publicly traded insurance and reinsurance companies

•	Management was unaware of any other comparable companies, publicly traded or private

•	Comparable Sales Methodology

•	Could not identify a sale of a similar company

•	Management was unaware of any sales of comparable companies

•	Acquisition Value

•	YAVL is unattractive to another buyer due to the fact that 100% of its revenue is derived from one product sold by related parties

•	As such, it is our opinion that YAVL does not possess any goodwill or intrinsic value, and any acquisition value would be based on the value of the Company’s assets as discussed later

•	We concluded that the market approach to valuation would not result in meaningful values to use in valuing the common stock of YAVL

11

Income Approach to Value

•	The income valuation analysis discounts future cash flows of the company at an appropriate discount rate in order to determine the present value of such cash flows

•	There are two types of income valuation analyses:

•	A dividend discount analysis discounts the cash flows available to shareholders

•	It assumes a minority interest perspective

•	A discounted cash flow analysis discounts the cash flows available to the company

•	It assumes a control perspective

•	YAVL has never paid a dividend, does not anticipate beginning to pay a dividend, and would appear not to have the ability to pay a dividend out of earnings; so a dividend discount model is not applicable

•	YAVL does not have significant income, so the discounted cash flow method does not suggest a meaningful value for YAVL

•	YAVL’s historical net income has vacillated between an insignificant level of earnings to small losses

•	Since 2000, YAVL’s cumulative profitability is $9,000

•	Management expects YAVL’s policy revenue to continue to decline and the Company to continue to operate at break-even profitability

•	According to management, one $25,000 claim would cause YAVL to report a loss

•	The unpredictability and insignificance of YAVL’s earnings in comparison to its assets render a discounted cash flow analysis of little value

•	The income method is not useful in valuing the common stock of YAVL

12

Net Asset Approach to Value

•	Net asset value is the market value of the company’s assets less the market value of the company’s liabilities

•	Net asset value represents the net worth of a company adjusted to reflect current market values

•	We adjusted the carrying values of investment securities from YAVL’s 6/30/2005 financial statements to reflect material changes in the prices of certain securities

		Per Share		Market Value		Increase in Carrying Value
Company	Shares	6/30/2005 10-Q(4)	09/21/05	06/30/05	09/21/05
First Citizens Bancorporation, Inc. - voting common stock(1)	35,000	$540.00	$685.00	$18,900,000	$23,975,000	$5,075,000
First Citizens Bancorporation, Inc. - nonvoting common stock(2)	5,631	$47.50	$513.75	267,473	2,892,926	2,625,453
Heritage BancShares, Inc.(3)	7,401	$61.60	$75.00	455,933	555,075	99,142

Total				$19,623,406	$27,423,001	$7,799,595

(1)	First Citizens Bancorporation, Inc. announced a going private transaction, and its stock price has increased dramatically. The price used in this calculation is as of the market close on 9/21/2005.

(2)	First Citizens Bancorporation, Inc. has maintained a policy of valuing its non-voting common stock at 25% less than the market value of its voting common stock. First Citizens Bancorporation, Inc. is expected to repurchase YAVL’s shares of its nonvoting common stock to fund YAVL’s contemplated going private transaction at this price.

(3)	Reflects the increase in carrying value of Heritage BancShares, Inc. due to the price that Heritage’s board has set for redemptions of stock this year per Management.

(4)	We understand that YAVL is in the process of restating its financial statements as filed in its 6/30/2005 10-Q and other financial statements filed with the SEC. It is our opinion that the net asset value would not change as a result of the anticipated restatements.

13

Net Asset Value Methodology

•	The table below shows the calculation of YAVL’s net asset value as of 6/30/05 with adjustments

	Net Asset Value(1)
	As Stated per 6/30/2005 10-Q	Change	As Adjusted 9/21/2005
Assets
Cash	$71,838	—	$71,838
Investments in equity securities(2)	22,605,851	7,799,595	30,405,446
Certificates of deposit	322,000	—	322,000
Accrued investment income	588	—	588
Other assets	100	—	100

Total assets	$23,000,377	7,799,595	$30,799,972
Liabilities
Life policy claims reserves	$6,374	—	$6,374
Deferred income taxes(3)	7,812,062	3,041,842	10,853,904
Notes payable	899,205	—	899,205
Accrued interest payable	3,376	—	3,376

Total liabilities	$8,721,017	3,041,842	$11,762,859
Net Asset Value	$14,279,360	4,757,753	$19,037,113

Shares outstanding	180,598	—	180,598
Net Asset Value Per Share	$79.07	$26.34	$105.41

•	Given that 98% of YAVL’s assets are equity securities, YAVL’s net asset value has the potential to fluctuate to a greater degree than many companies

(1)	Based on the YAVL’s financial statements at 6/30/2005 with adjustments to “Investments in equity securities” and “Deferred income taxes.” Assumes that all assets and liabilities are carried at market value per Management.

(2)	The earlier investment portfolio schedule details the adjustments to investments.

(3)	Deferred income taxes are assumed to grow at 39% of the increase in unrealized gain on investments related to their increase in market value

14

Lack of Marketability Discount

•	Of the three generally accepted approaches to value, only the Net Asset Value methodology yielded a meaningful result

•	Although YAVL is listed on the OTC Bulletin Board and on the pink sheets, there is very limited liquidity in the stock

•	There are few, if any, other buyers for YAVL’s stock than the YAVL or related entities

•	The valuation indicated by the Net Asset Value should be reduced by a lack of marketability discount in order to reflect the limited liquidity available to holders of YAVL common stock

•	Generally, the magnitude of a lack of marketability discount is affected by the following items:

•	“Put” rights

•	Dividends or distributions to shareholders

•	Size of potential market of buyers

•	Prospects for being acquired

•	Size and financial strength of company

•	Size of position

15

Lack of Marketability Discount

•	The series of Pre-IPO studies provides the best quantitative evidence for the lack of marketability discount for YAVL

•	These studies value transfers of the shares of private companies and compare them to an IPO price

•	YAVL’s trading is so limited that it is more like a private company before an initial public offering than a public company

•	The table below shows a synopsis of the most significant Pre-IPO studies

Source(1)	Time Period	Transactions	Mean Discount (%)	Median Discount (%)
WMA	1975-1978	31	34	53
WMA	1979	17	56	63
WMA	1980-1982	113	48	57
WMA	1983	214	50	61
WMA	1984	33	43	73
WMA	1985	25	41	43
WMA	1986	74	39	47
WMA	1987	40	37	44
WMA	1988	19	42	52
WMA	1989	19	47	50
WMA	1990	23	31	49
WMA	1991	34	24	32
WMA	1992	75	42	52
WMA	1993	110	47	53
WMA	1994	48	32	42
WMA	1995	66	32	59
WMA	1996	22	32	44
WMA	1997	44	28	35
Emory	1995-1997	91	43	43
Emory	1994-1995	46	45	45
Emory	1991-1993	54	45	44
Emory	1990-1992	35	42	40
Emory	1989-1990	23	45	40
Emory	1987-1989	27	45	45
Emory	1985-1986	21	43	43
Emory	1980-1981	13	60	66
Mean		1,317	41	49
Median		1,317	43	46

(1)	Reproduced from Business Valuation Discounts and Premiums by Shannon Pratt. WMA – Willamette Management Associates study. Emory – John Emory study.

16

Lack of Marketability Discount

•	Of the 26 Pre-IPO studies, the median discounts ranged from 32% to 73% with a median discount of the studies of 46% and a mean discount of 49%

•	Based on a review of the Pre-IPO studies and in consideration of the investment merits of YAVL, we have selected a lack of marketability discount range of 40% to 60%

•	In our opinion, YAVL warrants a lack of marketability discount equal to or greater than the average pre-IPO company

•	The net asset value of $105.41 per share adjusted for a lack of marketability discount, suggests that the value of YAVL’s common stock would fall in the following range:

Lack of Marketability Discount	NAV Adjusted for Marketability Discount
40%	$63.25
45%	$57.98
50%	$52.71
55%	$47.44
60%	$42.16

•	Implied range of fair value - $42.00 - $63.00 per share

17

Similar Transaction Premium Analysis

•	The table below details premiums paid in going private transactions in the financial services industry in the last year

Company	Ticker	Industry	Announce Date	Transaction Structure	Assets ($000’s)	Transaction Value	% of Shares	Premium
Illini Corporation	ILIN	Bank / Thrift	08/23/05	Cash Out Merger	253,463	NA	NA	3.8%
Iowa First Bancshares Corp.	IFST	Bank / Thrift	07/22/05	Cash Out Merger	376,429	2,478,132	4.7%	10.9%
JB Oxford Holdings, Inc.	JBOH	Broker / Dealer	07/07/05	Reverse Stock Split	31,271	450,000	4.2%	34.5%
Cherokee Banking Company	CHKJ	Bank / Thrift	07/01/05	Cash Out Merger	164,843	3,398,664	15.4%	14.5%
FC Banc Corp.	FCBQ	Bank / Thrift	06/24/05	Cash Out Merger	162,234	1,881,152	9.9%	2.2%
Guaranty Bancshares, Inc.	GNTY	Bank / Thrift	06/07/05	Cash Out Merger	564,295	1,481,976	2.2%	24.0%
FFD Financial Corporation	FFDF	Bank / Thrift	05/24/05	Reverse Stock Split	139,705	1,482,000	6.6%	23.0%
Community Investors Bancorp Inc.	CIBI	Bank / Thrift	05/17/05	Reverse Stock Split	122,762	602,280	3.8%	13.2%
USHEALTH Group, Inc.	USHE	Insurance Underwriter	04/18/05	Cash Out Merger	139,444	1,101,570	7.0%	(18.4%)
United Tennessee Bankshares, Inc.	UTBI	Bank / Thrift	04/14/05	Cash Out Merger	122,659	5,713,400	21.9%	20.5%
Northeast Indiana Bancorp, Inc.	NIDB	Bank / Thrift	03/16/05	Reverse Stock Split	232,611	331,867	1.0%	17.5%
ASB Financial Corp.	ASBP	Bank / Thrift	03/03/05	Reverse Stock Split	172,961	1,985,659	5.0%	11.4%
First Manitowoc Bancorp, Inc.	FWBW	Bank / Thrift	02/25/05	Cash Out Merger	606,753	1,844,700	1.4%	27.9%
Benchmark Bankshares, Inc.	BMBN	Bank / Thrift	12/23/04	Reverse Stock Split	284,623	11,796,169	20.9%	11.8%
KS Bancorp, Inc.	KSBI	Bank / Thrift	12/22/04	Reverse Stock Split	223,208	1,418,040	4.9%	23.1%
Commercial National Financial Corp.	CEFC	Bank / Thrift	11/18/04	Cash Out Merger	243,859	8,750,000	17.1%	13.6%
Fidelity Federal Bancorp	FDLB	Bank / Thrift	11/11/04	Reverse Stock Split	201,842	2,000,000	10.0%	6.3%
Blackhawk Bancorp, Inc.	BHWB	Bank / Thrift	10/22/04	Reverse Stock Split	415,911	995,566	2.6%	27.1%
Sturgis Bancorp, Inc.	STBI	Bank / Thrift	09/29/04	Cash Out Merger	312,431	588,832	1.3%	18.1%
Southern Michigan Bancorp Inc.	SOMC	Bank / Thrift	09/03/04	Cash Out Merger	310,815	1,213,215	5.1%	20.3%

Low	20				31,271	331,867	1.0%	(18.4%)
Average	20				254,106	2,605,959	7.6%	15.3%
Median	20				227,910	1,482,000	5.0%	16.0%
High	20				606,753	11,796,169	21.9%	34.5%

•	A study of premiums paid in similar transactions indicates a median and average premium over the prior day’s closing price of 16.0% and 15.3% respectively, with a high of 34.5%

•	The study shows that the vast majority of premiums paid in similar transactions range from 5% to 25%

18

Similar Transaction Premium Analysis

•	Based on YAVL’s most recent repurchases, these premiums would correspond to the following cash-out prices:

	Premium over Prior Day’s Closing Price
	0%	5%	10%	15%	20%	25%
Last Purchase(1)	$62.00	$65.10	$68.20	$71.30	$74.40	$77.50
Weighted Average Purchases 2005(2)	$58.82	$61.76	$64.71	$67.65	$70.59	$73.53

(1)	Last repurchase of stock by YAVL

(2)	Weighted average of 2005 stock repurchases by YAVL

19

Valuation Range Conclusion

•	The valuation methodologies that we used suggested the following ranges of value for YAVL’s common stock

•	Market Approach – not meaningful

•	Income Approach – not meaningful

•	Net asset value – $42.00 – $63.00

•	Premiums paid in similar transactions – $65.00 – $78.00

•	In addition, the last price paid by the YAVL to purchase its shares was $62.00 per share on 6/21/2005

•	Based on our analysis, it is our opinion that the range of fair value for the common stock of YAVL is between $62.00 and $78.00

20

3. Pro Forma Analysis

21

Shareholder List Analysis

	Stratification of Ownership			Shareholders
Shares Held	Share- holders	Shares	Cumulative Shares	Remaining	Eliminated
Registered				776
0 - 9	384	1,416	1,416	392	384
10 - 19	108	1,528	2,944	284	492
20 - 29	59	1,400	4,344	225	551
30 - 39	26	898	5,242	199	577
40 - 49	33	1,427	6,669	166	610
50 - 59	7	384	7,053	159	617
60 - 69	12	782	7,835	147	629
70 - 79	8	586	8,421	139	637
80 - 99	13	1,130	9,551	126	650
100 +	102	154,845	164,396

Total Registered	752	164,396

Street Name
NOBO		12,112
OBO		4,090

Total Street Name	24	16,202
Total	776	180,598

Based on the shareholder list provided by the Company on 8/16/2005 and the NOBO list provided by the Company as of 3/31/2005.

22

Reverse Stock Split Analysis – All Fractional Shares Cashed Out

	Total	Reverse Stock Split at
		1:25	1:50	1:75	1:100	1:180
Registered Shareholders
Cashed Out	776	524	610	634	650	677
Remaining	776	252	166	142	126	99

Shares Cashed Out

Registered
Shareholders Below Threshold		3,627	6,669	8,195	9,551	13,029
Fractional Shares		2,594	3,427	3,951	4,645	5,927

Total Registered	164,396	6,221	10,096	12,146	14,196	18,956

NOBO
Shareholders Below Threshold		463	1,291	1,465	2,309	4,342
Fractional Shares		599	921	1,197	703	930
Total NOBO	12,112	1,062	2,212	2,662	3,012	5,272

OBO
Total OBO	4,090	359	747	899	1,017	1,780

Total	180,598	7,642	13,055	15,707	18,225	26,008

Percent of Outstanding Shares Cashed Out
Registered	164,396	3.4%	5.6%	6.7%	7.9%	10.5%
NOBO	12,112	0.6%	1.2%	1.5%	1.7%	2.9%
OBO	4,090	0.2%	0.4%	0.5%	0.6%	1.0%

Total	180,598	4.2%	7.2%	8.7%	10.1%	14.4%

Estimated Cost ($000’s)
$ 70.00		$535	$914	$1,099	$1,276	$1,821
$ 80.00		$611	$1,044	$1,257	$1,458	$2,081
$ 90.00		$688	$1,175	$1,414	$1,640	$2,341
$100.00		$764	$1,305	$1,571	$1,823	$2,601
$110.00		$841	$1,436	$1,728	$2,005	$2,861

Based on the shareholder list provided by the Company on 8/16/2005 and the NOBO list provided by the Company as of 3/31/2005. The percentage of OBO shares cashed out is assumed to be the same percent of NOBO shares cashed out.

23

Pro Forma Analysis

	As of 6/30/2005	Pro Forma 1:50 Reverse stock split at
		$62.00	$68.00	$73.00	$78.00
Shares purchased	13,055	13,055	13,055	13,055	13,055
Cost ($000s)		809	888	953	1,018
Shares outstanding	180,598	167,543	167,543	167,543	167,543
Assets ($000’s)(1)	23,000	22,191	22,112	22,047	21,982
Equity ($000’s)(1)	14,279	13,370	13,291	13,226	13,161
Change in net income(2)		26	26	26	26
LTM net income ($000’s)(2)	(9)	17	17	17	17
LTM EPS(2)	($0.04)	$0.10	$0.10	$0.10	$0.10
Book value(1)	$79.07	$79.80	$79.33	$78.94	$78.55

(1)	Based YAVL’s financial statements per the 6/30/2005 10-Q. We understand that YAVL is in the process of restating its financial statements as filed in its 6/30/2005 10-Q and other financial statements filed with the SEC. It is our opinion that the pro forma impact of the Transaction would not change as a result of the anticipated restatements. Assumes that the transaction costs are $100,000.

(2)	Assumes cost savings of $50,000 from going private and a 39% tax rate. Also assumes that YAVL liquidates its First Citizens BancCorporation, Inc. non-voting stock to fund the transaction, which would cause its earnings to decline by approximately $8,000 from lost dividend income

24

These materials are for discussion purposes only. They should not be construed as an offer or solicitation with respect to the purchase or sale of any security or to enter into any particular transaction and may not be relied on in evaluating the merits of investing in any security or entering into any transaction.

The information contained herein and any supplemental information or other documents provided in connection herewith are submitted to you on a strictly confidential basis, should be kept confidential and should not be used other than in connection with your evaluation of a proposed structure or transaction. By accepting a copy of this presentation, the recipient agrees that neither it nor any of its employees or advisors shall use the information for any purpose other than evaluating a proposed structure or transaction or divulge the information to any other party. The information contained herein shall not be photocopied, reproduced or distributed to others, in whole or in part, without the prior written consent of Howe Barnes Investments, Inc.

The opinion set forth in this presentation is subject to the written opinion of Howe Barnes Investments, Inc. to be delivered in connection with the proposed transaction.

25

*
William J. Wagner, CPA, Managing Director
HOWE BARNES INVESTMENTS, INC.
4000 WestChase Boulevard, Suite 110
Raleigh, NC 27607
Phone:  800-638-4250
Fax:  919-424-0110
bwagner@howebarnes.com
August 18, 2005
Presentation to:
Yadkin Valley Company

2 2 Table of Contents Contents Going Private Overview Going Private Methods Shareholder List Analysis Recorded Trading Activity 1 2 3 4

3 3 1. Going Private Overview *

4

Introduction
In many cases, a company may be deriving little benefit from being a registered company
Despite being listed on a national exchange, the company’s stock suffers from a low valuation and / or a limited trading volume
In some cases, the company’s stock may not even be listed on an exchange, but is subject to registration with the SEC
Going private allows the company to de-register with the SEC
The goal of going private is to reduce the number of registered shareholders below
300 and eliminate all future SEC filings
Once de-registered, the company cannot be listed on the NASDAQ National and Small
Cap Markets
Shares can trade on the OTC Bulletin Board or the Pink Sheets
The company can remain private as long as registered
shareholders do not exceed 300
(500 in certain circumstances)

5

Selected Going Private Transactions
Note: Highlighted transactions involved a representative of Howe Barnes
Source: SNL Financial, LC and public filings
Assets Announce Closing Transaction % of Shares Transaction
Company Ticker City State ($000s) Date Date Type Purchased Value
FC Banc Corp. FCBQ Bucyrus OH 162,234 6/24/05 Pending Cash Out Merger NA
Community Financial Holding Company, Inc. Duluth GA 256,806 6/17/05 Pending 2nd Class Stock 10.1% $1,844,355
Luxemburg Bancshares, Inc. Luxemburg WI 173,749 6/14/05 Pending Reverse Stock Split 16.6% $5,012,766
First Southern Bancorp Statesboro GA 94,616 6/7/05 Pending 2nd Class Stock NA
FFD Financial Corporation FFDF Dover OH 139,705 5/24/05 Pending Reverse Stock Split 6.6% $1,482,000
Home Loan Financial Corporation HLFC Coshocton OH 160,342 5/18/04 Pending Reverse Stock Split 5.0% $1,754,164
Community Investors Bancorp Inc. CIBI Bucyrus OH 122,762 5/17/05 Pending Reverse Stock Split 3.8%
Community Banks of Georgia, Inc. Jasper GA 152,783 5/3/05 Pending Cash Out Merger 5.1% $1,204,859
State of Franklin Bancshares, Inc. Johnson City TN 298,960 4/23/05 Pending Cash Out Merger 34.9% $12,625,000
Heartland Bancshares, Inc. Sebring FL 147,835 4/20/05 Pending 2nd Class Stock NA
United Tennessee Bankshares, Inc. UTBI Newport TN 122,659 4/14/05 Pending Cash Out Merger 21.9% NA
Northeast Indiana Bancorp, Inc. NIDB
Huntington
IN 232,611 3/16/05 Pending Reverse Stock Split 1.0% $331,867
Community Bankshares, Inc. Cornelia GA 830,173 3/11/05 Pending Reverse Stock Split 3.9% $5,088,704
ASB Financial Corp. ASBP Portsmouth OH 172,961 3/3/2005 Pending Reverse Stock Split 5.0% $1,985,659
First Manitowoc Bancorp, Inc. FWBW Manitowoc WI 606,753 2/25/05 Pending Cash Out Merger 1.4% $1,844,700
Decatur First Bank Group, Inc. Decatur GA 126,183 2/9/05 Pending Cash Out Merger 14.0% $2,268,403
Benchmark Bankshares, Inc. BMBN Kenbridge VA 284,623 12/23/04 3/31/05 Reverse Stock Split 20.9% $11,796,169
KS Bancorp, Inc. KSBI Smithfield NC 223,208 12/22/04 3/23/05 Reverse Stock Split 4.9% $1,418,040
Logan County Bancshares, Inc. Logan WV 184,561 12/17/04 Pending Cash Out Merger 2.3% $807,900
Nicolet Bankshares, Inc. Green Bay WI 375,215 12/15/04 3/21/05 Cash Out Merger 7.8% $4,256,429
The Republic Corporation Houston TX 189,049 12/6/04 5/13/05 Cash Out Merger 25.9% $5,010,620
Big Lake Financial Corporation BGFC Okeechobee FL 295,698 11/23/04 3/24/200 2nd Class Stock NA $722,692
Commercial National Financial Corp. CEFC Ithaca MI 243,859 11/18/04 3/8/05 Cash Out Merger 17.1% $8,750,000
Mississippi River Bank Belle Chasse LA 96,815 11/18/04 1/21/05 Reverse Stock Split 9.1% $1,435,725
Gateway Bancshares, Incorporated Ringgold GA 165,550 11/18/04 3/28/05 Cash Out Merger 9.5% $2,297,478
Fidelity Federal Bancorp FDLB Evansville IN 201,842 11/11/04 3/11/05 Reverse Stock Split 10.0% $2,000,000
First Commerce Community Bshrs Inc. Douglasville GA 85,037 10/26/04 12/22/04 Reverse Stock Split 2.3% $344,652
Blackhawk Bancorp, Inc. BHWB Beloit WI 415,911 10/22/04 3/22/05 Reverse Stock Split 2.6% $995,566
Sturgis Bancorp, Inc. STBI Sturgis MI 312,431 9/29/04 2/23/05 Cash Out Merger 1.3% $588,832
Wells Financial Corp. WEFP Wells MN 223,353 9/28/04 2/22/05 TO & Reverse Stock Split 8.5% $4,725,000
Southern Michigan Bancorp Inc. SOMC Coldwater MI 310,815 9/3/04 1/14/05 Cash Out Merger 5.1% $1,213,215
Darlington County Bancshares, Inc. Darlington SC 36,134 9/1/04 12/23/04 Cash Out Merger 3.3% $161,355
West Metro Financial Services, Inc. Dallas GA 101,632 8/30/04 Pending Cash Out Merger NA NA
Georgian Bancorp. Inc. Powder Springs GA 370,111 8/25/04 12/21/04 Cash Out Merger NA $3,707,700
First Banking Center, Inc. FBCI Burlington WI 565,408 8/20/04 12/21/04 Reverse Stock Split 24.2% $21,660,000
First Southern Bancshares, Inc. FSTH Florence AL 95,164 7/8/04 2/1/05 Cash Out Merger NA $1,241,190
Hemlock Federal Financial Corp. HMLK Oak Forest IL 312,468 6/1/04 6/30/04 Reverse Stock Split 0.8% $232,000
Logansport Financial Corp. LOGN Logansport IN 153,868 5/27/04 7/15/04 Odd Lot Tender Offer NA $207,496
American Bancorp, Inc. ABNC Opelousas LA 100,781 4/16/04 9/30/04 Cash Out Merger NA $5,374,838
Coddle Creek Financial Corp. CDLX Mooresville NC 137,652 3/30/04 5/18/04 Reverse Stock Split 2.0% $500,000
Hemlock Federal Financial Corp. HMLK Oak Forest IL 312,468 3/16/04 5/14/04 Tender Offer NA $5,800,000
Easton Bancorp Inc. EASB Easton MD 101,837 1/2/04 6/17/04 Cash Out Merger 24.3% $3,013,650
IBW Financial Corp. IBWF Washington DC 302,720 12/31/03 7/2/04 Reverse Stock Split 1.9% $470,230
Huron National Bancorp, Inc. Rogers City MI 44,503 11/7/03 3/24/03 Reverse Stock Split NA $492,600
First National Bankshares Corp. Ronceverte WV 177,815 11/6/03 2/24/03 Cash Out Merger NA $3,720,574
HFB Financial Corporation HFBA Middlesboro KY 256,689 10/28/03 3/9/04 Cash Out Merger 1.6% $468,400
Crazy Woman Creek Bancorp, Inc. CRZY Buffalo WY 77,669 10/3/03 11/17/03 Modified Dutch TO NA $6,387,500
Coddle Creek Financial Corp. CDLX Mooresville NC 137,652 10/1/03 11/21/03 Odd Lot Tender Offer NA $250,800

6 6 Going Private Strategic Considerations What is the Company’s strategic plan? Future capital needs Acquisition strategy Increase visibility of the company Image

7

General Considerations to Going Private
Reaction of local community
How will the community react to the transaction?
Are many small shareholders customers?
Would a voluntary method of going private be better received?
Reaction of institutional investors
Will / can they continue to hold shares?
Reaction from other companies
Will going private encourage acquisition offers from other companies?
How many shareholders must be eliminated?
How many shares do they own?

8

General Considerations to Going Private
Financial impact on the Company
Cost of purchasing shares plus transaction costs
Pro-forma capital ratios
Impact on future growth
Financing alternatives
Impact on the trading market
Volume
Listing
Ability to obtain favorable shareholder vote
Insider ownership
Past history of difficulty
Shareholder sentiment

9

Reasons for Going Private
Decreases legal and accounting expenses as well as certain shareholder-related costs
Eliminates management time and resources devoted to SEC compliance and reporting
Eliminates requirement to comply with Sarbanes-Oxley
Section 404 creating significant expense and burden on small companies
Eliminates audit committee and auditor independence requirements of Sarbanes-Oxley
Eliminates personal liability of CEO and CFO due to certification of 10-Qs and 10-Ks
Increases privacy
Allows management to take longer term perspective
Reduces vulnerability to lawsuits
Improves shareholder composition
If considering S-Corp status
Discourages stock ownership by professional investors
Increases ability to stay independent
Easier to buy back shares

10

Reasons for Not Going Private
Reduces visibility of Company
Possible negative reactions by shareholders and customers
May reduce liquidity of stock
Requires significant amount of time and expense
If the Company expects to sell additional shares
If the Company expects to make stock acquisitions
May require shareholder and / or regulatory approval
If registration statement filed within twelve months
Makes stock-based compensation less attractive to employees
May invite a hostile or competing offer from another company
May be forced to re-register due to forces beyond company’s control
Rule 144 safe harbor for insider transactions is not available
ESOP’s and employer securities held in 401k plans create additional issues

11

Ongoing Issues with Being Private
Continue to monitor shareholder base
Be aware of the broker “kick-out” rule
Consider continuing to make quarterly financial data publicly available to shareholders
Shareholder base is accustomed to it
Helps with insider trades
Helps with broker “kick-out” rule
Maintain a stock repurchase plan to provide additional liquidity
Maintain relationships with market makers

12

Evaluate Shareholder Base
Understand the composition of the company’s shareholders
Identify which small shareholders are also customers
Determine exact number of shareholders
Registered versus street name
NOBO versus OBO

13 13 2. Going Private Methods *

14

Alternative Methods for Going Private
Voluntary:
Open market share repurchases
Tender offers
Involuntary:
Reverse stock split
Cash-out merger
Create a new class of preferred stock
Other:
Management buyout/leveraged buyout
ESOP
Form 13E(3) must be filed with the SEC if any of the above options are used to de-
register.
Sets forth the Board’s reasons for going private and the impact on the company and its shareholders.

15 15 Voluntary Methods Voluntary Methods *

16

Open Market Share Repurchase Program
Board authorizes repurchase plan
Typically less than 10% of outstanding shares
Company makes press release
Company follows rules set forth by SEC Rule 10b-18
No guarantee that enough shareholders will sell shares to go private
No guarantee that a shareholder will sell all of their shares
New block purchase rules have made it more difficult to buy large blocks of stock in a short period of time
Difficult to predict how long it will take

17

Tender Offers
Company offers to buy back a set number of shares for a certain amount of time
Basically, a tender offer is just a large share repurchase at a premium with a deadline
Open to all shareholders
Shareholder participation is voluntary
There are several types of tender offers
Odd-lot
Fixed price
Dutch auction
A tender offer document must be mailed to shareholders setting forth the offer and its financial impact on the company
No guarantee that shareholders will tender shares or tender all shares owned
Oversubscription may result in very few shareholders being eliminated
Many small shareholders may not make the effort to tender shares
Sales by large shareholders can create problems

18 18 Other Alternatives Other Alternatives *

19

Other Alternatives
Used primarily to acquire control of a company (or a significant block of stock) and not as a method to de-register
LBO / MBO:
Leveraged buyout (LBO) - Buyout of public shareholders by outside investor group
Shell company formed and buyout financed with the assets of the company
Management buyout (MBO)– Buyout of public shareholders by the management of the company
Similar in structure to LBO
Shares typically acquired through tender offer
ESOP:
Company uses ESOP (existing or new) to purchase company shares
ESOP borrows funds guaranteed by company
Purchased stock is pledged to lender
Shares purchased can be new shares or publicly held shares purchase through a tender offer
Certain tax benefits are available if enough shares are purchased

20 20 Involuntary Methods Involuntary Methods *

21

Reverse Stock Split
Method whereby the number of outstanding shares is reduced, with shareholders owning any fraction of a share receiving cash for their fractional shares
Transaction must be approved by shareholders
Shareholders with fewer shares than the exchange ratio receive cash and are eliminated
Shareholders with shares above the exchange ratio remain shareholders but receive cash for any fractional share created as a result of the transaction
Can choose to include or exclude beneficial shareholders
Establish exchange ratio to guarantee reducing remaining shareholders below 300
Offer price for shares is determined by Board and must be considered “fair”
Typically, Board receives a fairness opinion
The financial advisor studies the trading market for the company’s equity securities, apprises the Board of the current market conditions and evaluates the financial impact of the transaction on the company
Hiring a financial advisor helps the Board fulfill its fiduciary obligations

22

Reverse Stock Split vs. Cash out Merger Example
Example
1 for 100 Exchange Ratio
$10.00 per share price (pre-split)
Shareholder A owns 50 shares
Shareholder B owns 125 shares
Cash-out merger
Shareholder A receives $500 cash (for 0.5 post-split shares) and retains no shares
Shareholder B unaffected, retains all 125 shares
Reverse stock split
Shareholder A receives $500 cash and retains no shares
Shareholder B receives 1 share and is paid $250 cash for 25 shares
Typically followed by forward split to put shareholders back in similar position; a subsequent 100:1 forward split would give Shareholder B 100 shares

23

Cash-Out Merger
Procedurally very similar to a reverse stock split, except that not all fractional shares are cashed out
Only those shareholders with fewer shares than the exchange ratio are cashed out
Shareholders owning more shares than the exchange ratio are unaffected
Not available in all states

24

Create New Class of Stock
Registration of securities is based on the number of holders per security
Objective is to split shareholders into two groups by exchanging the shares held by some existing common shareholders for a new security (typically preferred stock) so that the number of registered shareholders of common stock falls below 300
Newly created security cannot have more than 500 holders
Advantages:
May be perceived as a more “friendly” way of going private
Relatively inexpensive as no capital is used to buyout shareholders
Preferred stock can count towards Tier 1 capital if structured properly
Disadvantages:
Relatively new and untested
The new security may be fairly illiquid
The benefits of repurchasing shares are not realized
Since no shareholders are eliminated, the potential for re-registration is higher
Has been used in two Florida transactions (one pending) and one Georgia transaction
(pending)

25 25 3. Shareholder List Analysis *

26

Shareholder List Analysis
Based on the shareholder list provided by the Company on 8/16/2005 and the NOBO list provided by the Company as of 3/31/2005.
Stratification of Ownership Shareholders
Shares Share- Cumulative
Held holders Shares Shares Remaining Eliminated
Registered 776
0 - 9 384 1,416 1,416 392 384
10 - 19 108 1,528 2,944 284 492
20 - 29 59 1,400 4,344 225 551
30 - 39 26 898 5,242 199 577
40 - 49 33 1,427 6,669 166 610
50 - 59 7 384 7,053 159 617
60 - 69 12 782 7,835 147 629
70 - 79 8 586 8,421 139 637
80 - 99 13 1,130 9,551 126 650
100 + 102 154,845 164,396
Total Registered 752 164,396
Street Name
NOBO 12,112
OBO 4,090
Total Street Name 24 16,202
Total 776 180,598

27

Reverse Stock Split Analysis
Based on the shareholder list provided by the Company on 8/16/2005 and the NOBO list provided by the Company as of 3/31/2005.
The percentage of OBO shares cashed out is assumed to be the same percent of NOBO shares cashed out.
Reverse Stock Split at
Total 1:25 1:50 1:75 1:100
Registered Shareholders
Cashed Out 776 524 610 634 650
Remaining 776 252 166 142 126
Shares Cashed Out
Registered
Shareholders Below Threshold 3,627 6,669 8,195 9,551
Fractional Shares 2,594 3,427 3,951 4,645
Total Registered 164,396 6,221 10,096 12,146 14,196
NOBO
Shareholders Below Threshold 463 1,291 1,465 2,309
Fractional Shares 599 921 1,197 703
Total NOBO 12,112 1,062 2,212 2,662 3,012
OBO
Total OBO 4,090 359 747 899 1,017
Total 180,598 7,642 13,055 15,707 18,225
Percent of Outstanding Shares Cashed Out
Registered 164,396 3.4% 5.6% 6.7% 7.9%
NOBO 12,112 0.6% 1.2% 1.5% 1.7%
OBO 4,090 0.2% 0.4% 0.5% 0.6%
Total 180,598 4.2% 7.2% 8.7% 10.1%
Estimated Cost ($000's)
$60.00 $458 $783 $942 $1,094
$70.00 $535 $914 $1,099 $1,276
$80.00 $611 $1,044 $1,257 $1,458
$90.00 $688 $1,175 $1,414 $1,640
$100.00 $764 $1,305 $1,571 $1,823

28 28 4. Recorded Trading Activity *

29

Recorded Trading Activity
Date Volume Price
4/18/2005 138 $56.56
4/15/2005 139 $56.51
7/13/2004 102 $53.00
5/6/2004 322 $50.00
3/22/2004 149 $48.00
7/21/2003 100 $42.52
6/25/2003 1,100 $42.01
1/24/2003 3,200 $39.01
11/13/2002 100 $35.00
11/5/2002 100 $34.00
Total / Avg. 5,450 $41.56
Source: SNL Financial, LC

These materials are for discussion purposes only.  They should not be construed as an offer or solicitation with respect to the purchase or sale of any security or to enter into any particular transaction and may not be relied on in evaluating the merits of investing in any security or entering into any transaction.
The information contained herein and any supplemental information or other documents provided in connection herewith are submitted to you on a strictly confidential basis, should be kept confidential and should not be used other than in connection with your evaluation of a proposed structure or transaction.  By accepting a copy
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information for any purpose other than evaluating a proposed structure or transaction or divulge the information to any other party.  The information contained herein shall not be photocopied, reproduced or distributed to others, in whole or in part, without the prior written consent of Howe Barnes Investments, Inc.
*